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                                                        EXHIBIT 10.2

(LADD Furniture, Inc.                                NEWS RELEASE
LOGO appears here)                                   November 7, 1995

One Plaza Center  Box HP3                            Contact: John J. Ong
High Point, NC 27261-1500                            (910) 888-6353

LADD AGREES TO SELL LEA LUMBER & PLYWOOD DIVISION

	HIGH POINT, NC--LADD Furniture, Inc. chairman and CEO Richard R. Allen announced today that LADD has signed a definitive agreement to sell the operating assets of its Lea Lumber & Plywood division to Lea Lumber & Plywood, LLC, an affiliated company of The Springfield Group. The Springfield Group is one of the largest privately-held manufacturers of softwood and hardwood veneers for the engineered wood products industry. It is a major supplier of green and dry veneers to the rapidly-growing laminated veneer lumber ("LVL") industry. The company has six facilities in western Oregon and one in Fitzgerald, Georgia.

	In June of this year, LADD announced plans to divest four of its operating companies, including Lea Lumber & Plywood, in order to reduce debt and focus management efforts on improving profitability. Lea Lumber & Plywood is an eastern North Carolina manufacturer of cut-to-size plywood parts for sale to furniture manufacturers and a variety of other manufacturing industries. The Lea Lumber & Plywood transaction is expected to be completed by the end of 1995.

	Commenting on today's announcement, Allen said "We are very pleased to have reached this agreement with a buyer who is committed to the forest products business. Lea Lumber & Plywood has been a successful company during the past few years and has earned a great reputation as a reliable supplier of cut-to-size plywood parts. I am confident that, as part of The Springfield Group, Lea Lumber & Plywood will grow and prosper with continued excellent service and value to its customers."

	Allen added that, upon the completion of the sale of Lea Lumber, the net proceeds will be used to reduce LADD's long-term debt.

	Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. After the divestitures mentioned above, LADD will continue to market its wide range of residential wood and upholstered furniture domestically under the major brand names of American Drew, American of Martinsville, Barclay, Clayton Marcus, Design Horizons, Kenbridge, Lea, Pennsylvania House and Pilliod, and to export these same brand name products worldwide through LADD International. LADD, under the American of Martinsvillename, is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care facilities, retirement homes, and governmental and university dormitory customers. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq National Market under the symbol LADF.


              The LADD family of fine furniture companies



              Lea Industries (bullet) American Drew (bullet) Daystrom (bullet) Clayton Marcus (bullet) Barclay American of Martinsville (bullet) Brown Jordan (bullet) Kenbridge (bullet) Pennsylvania House (bullet) Fournier (bullet) Pilliod